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                                                                     Exhibit 8.1



                                 March 22, 2000


Insmed Pharmaceuticals, Inc.
800 East Leigh Street, Suite 206
Richmond, Virginia  23219

                     Share Exchange With Insmed Incorporated
                     Certain Federal Income Tax Consequences
                     ---------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Insmed Pharmaceuticals, Inc. ("Insmed"), a Virginia corporation, in connection with the Amended and Restated Agreement and Plan of Reorganization by and among Insmed; Insmed Incorporated ("Holdings"), a newly-formed Virginia corporation; Celtrix Pharmaceuticals, Inc. ("Celtrix"), a Delaware corporation; and Celtrix MergerSub, Inc. ("MergerSub"), a Delaware corporation and wholly-owned subsidiary of Holdings; dated as of February 9, 2000 (the "Agreement"). The Agreement provides for Holdings to acquire all the outstanding stock of Insmed through a share exchange (the "Exchange") whereby Insmed shareholders (except for any shareholders who exercise dissenter's rights) will exchange each of their shares of Insmed stock for 3.5 shares of Holdings common stock. The Agreement also provides for Holdings to acquire all the outstanding stock of Celtrix through the merger of MergerSub into Celtrix (the "Merger), with Celtrix shareholders (except for any shareholders who exercise dissenter's rights) receiving one share of Holdings common stock for each of their shares of Celtrix common stock and a number of shares of Holdings common stock based on a formula for each of their shares of Celtrix preferred stock. This opinion is delivered to you in connection with a Form S-4 Registration Statement (the "S-4") relating to the Exchange and the Merger filed under the Securities Act of 1933. Any capitalized term used but not defined in this letter has the meaning given that term in the Agreement.

         The Exchange and the Merger are to occur simultaneously. Immediately before the Exchange and the Merger and as part of a single plan for the capitalization of Holdings, Insmed will issue for cash up to 5,632,678 shares of common stock, and Holdings will issue for cash warrants to purchase up to 6,901,344 shares of Holdings common stock, to certain investors pursuant to a Purchase Agreement dated as of January 13, 2000 (the "Purchase Agreement"). Upon consummation of the Exchange and the Merger, each of Insmed and Celtrix will be wholly-owned subsidiaries of Holdings, and the former shareholders of Insmed (including the

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Insmed Pharmaceuticals, Inc.
March 22, 2000
Page 2

investors who purchase shares of Insmed common stock pursuant to the Purchase Agreement) and of Celtrix will own all the outstanding stock of Holdings.

         Insmed has three outstanding classes of stock: common stock, series A preferred stock, and series B preferred stock. Celtrix has two outstanding classes of stock: common stock and series A preferred stock. In the Exchange and the Merger, all the shares of preferred stock of Insmed and of Celtrix, as well as all the common stock of each company, are to be exchanged for Holdings common stock. Any Insmed shareholder or Celtrix shareholder who becomes entitled to a fractional share of Holdings common stock as a result of the Exchange or the Merger, after aggregating all the shareholder's shares of Insmed stock or Celtrix stock, will receive cash from Holdings in lieu of the fractional share. Insmed shareholders and Celtrix shareholders are entitled to exercise dissenter's rights with respect to the Exchange and the Merger, respectively.

         In connection with the Exchange, each outstanding option and warrant to purchase shares of Insmed common stock will be converted into a new option or warrant to purchase a number of shares of Holdings common stock equal to the number of shares of Insmed common stock that were subject to the option or warrant, multiplied by 3.5. Similarly, in connection with the Merger, each outstanding option and warrant to purchase shares of Celtrix common stock will be converted into a new option or warrant to purchase a number of shares of Holdings common stock equal to the number of shares of Celtrix common stock that were subject to the option or warrant. Holdings will not issue any option or warrant to purchase a fractional share of Holdings common stock. Instead of receiving an option or warrant to purchase a fractional share of Holdings common stock, an option or warrant holder otherwise entitled to a fractional share option or warrant will receive cash from Holdings for the value of such fractional share option or warrant. All other material terms of the former Insmed and Celtrix options and warrants will remain substantially unchanged.

         You have requested our opinion concerning certain federal income tax consequences of the Exchange. In giving this opinion, we have reviewed the Agreement, the S-4, and such other documents as we have considered necessary. In addition, we have been advised by appropriate officers of Insmed, Holdings, and Celtrix as follows:

         1. The fair market value of the Holdings common stock received by an Insmed shareholder in the Exchange will be approximately equal to the fair market value of the Insmed stock surrendered in the Exchange.

         2. No share of Holdings common stock issued in connection with the Exchange or the Merger will be issued for services rendered to or for the benefit of Holdings; none of the compensation received by any shareholder-employee of Insmed will be separate consideration

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Insmed Pharmaceuticals, Inc.
March 22, 2000
Page 3

for, or allocable to, any shares of Insmed stock; none of the shares of Holdings common stock received by any shareholder-employee of Insmed in the Exchange will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Insmed will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         3. No share of Insmed stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by Insmed or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of Insmed in anticipation of the Exchange, and Insmed has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Exchange.

         4. There is no plan or intention for Holdings or any subsidiary of Holdings to acquire directly or indirectly (including, without limitation, through a partnership) or to make any extraordinary distribution with respect to any of the Holdings common stock issued in the Exchange or the Merger.

         5. No liability of any Insmed shareholder will be assumed by Holdings or any other person in the Exchange, nor will any of the Insmed stock be acquired by Holdings subject to any liability.

         6. In the Exchange, Holdings will acquire 100 percent of (a) the total combined voting power of all classes of Insmed voting stock, (b) each class of Insmed nonvoting stock, and (c) the total fair market value of all the outstanding stock of Insmed.

         7. After the Exchange, Insmed will not issue additional shares of its stock that would result in Holdings owning less than 80 percent of (a) the total combined voting power of all classes of Insmed voting stock, (b) each class of Insmed nonvoting stock, and (c) the total fair market value of all the outstanding stock of Insmed.

         8. Immediately after the Exchange, Insmed will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Insmed that would result in Holdings owning less than 80 percent of (a) the total combined voting power of all classes of Insmed voting stock, (b) each class of Insmed nonvoting stock, and
(c) the total fair market value of all the outstanding stock of Insmed.

         9. There is no plan or intention for Holdings to issue additional shares of its stock after the Exchange and the Merger that would result in the former shareholders of Insmed (including the investors who purchase shares of Insmed common stock pursuant to the Purchase

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Insmed Pharmaceuticals, Inc.
March 22, 2000
Page 4

Agreement) and Celtrix in the aggregate owning less than 80 percent of (a) the total combined voting power of all classes of Holdings voting stock, (b) each class of Holdings nonvoting stock, and (c) the total fair market value of all the outstanding stock of Holdings.

         10. At and immediately after the effective time of the Exchange and the Merger, there will not be outstanding any warrants, options, convertible securities, or any other type of rights or agreements pursuant to which any person could acquire stock in Holdings that would result in the former shareholders of Insmed (including the investors who purchase shares of Insmed common stock pursuant to the Purchase Agreement) and Celtrix in the aggregate owning less than 80 percent of (a) the total combined voting power of all classes of Holdings voting stock, (b) each class of Holdings nonvoting stock, and (c) the total fair market value of all the outstanding stock of Holdings.

         11. The Insmed shareholders will not retain any rights in the Insmed stock after the Exchange, nor will the Celtrix shareholders retain any rights in the Celtrix stock after the Merger.

         12. For each of Insmed and Celtrix, on the effective date of the Exchange and the Merger, the fair market value of its assets will exceed the sum of its liabilities plus the amount of liabilities, if any, to which its assets are subject.

         13. Following the Exchange, Insmed will continue its historic business or use a significant portion of its historic business assets in a business.

         14. There is no indebtedness existing between (a) Insmed or any subsidiary of Insmed and (b) Holdings.

         15. There is no indebtedness between Holdings and any Insmed shareholder or any Celtrix shareholder. No indebtedness will be created in favor of any Insmed shareholder as a result of the Exchange, nor will any indebtedness be created in favor of any Celtrix shareholder as a result of the Merger.

         16. Holdings, Insmed, and the Insmed shareholders have paid or will pay their respective expenses, if any, incurred in connection with the Exchange.

         17. There is no plan or intention (a) to liquidate Insmed, (b) to merge Insmed into another entity, (c) for Holdings to sell or otherwise dispose of any stock of Insmed, or (d) for Insmed to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business.

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Insmed Pharmaceuticals, Inc.
March 22, 2000
Page 5

         18. There is no plan or intention (a) to liquidate Celtrix, (b) to merge Celtrix into another entity, (c) for Holdings to sell or otherwise dispose of any stock of Celtrix, or (d) for Celtrix to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business.

         19. There is no plan or intention to liquidate Holdings, to merge it with any other entity, or to dispose of its assets other than in the ordinary course of business.

         20. After the Exchange and the Merger, (a) less than 50 percent of the fair market value of Holdings' assets (excluding cash, cash items and equivalents, accounts receivable, and United States government securities) will consist of stock and securities and (b) less than 80 percent of the fair market value of Holdings' assets will consist of: stocks, securities, other equity interests in corporations, money, evidences of indebtedness, options, forward or futures contracts, notional principal contracts and derivatives, foreign currency, interests in common trust funds or publicly traded partnerships, precious metals, interests in regulated investment companies or real estate investment trusts, equity interests (other than in a corporation) that are readily convertible into or exchangeable for any of the preceding assets, and interests in an entity substantially all of the assets of which consist of any of the preceding assets. For purposes of the preceding sentence, a corporation's assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary.

         21. At all times during the five-year period ending on the effective date of the Exchange, the fair market value of all of Insmed's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) Insmed is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Insmed is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the

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Insmed Pharmaceuticals, Inc.
March 22, 2000
Page 6

fair market value of the stock of which is owned by Insmed, in the case of a first-tier subsidiary of Insmed, or by a controlled corporation, in the case of a lower-tier subsidiary.

         22. Any shares of Holdings common stock received in exchange for shares of Insmed stock that were acquired in connection with the performance of services and are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Internal Revenue Code (the "Code") will be subject to substantially the same risk of forfeiture after the Exchange.

         23. With respect to each outstanding option or warrant to acquire Insmed stock or Celtrix stock, either (a) at the time of issuance, the exercise price of each such option or warrant was not less than the fair market value of the stock for which such option or warrant is exercisable or (b) if, at the time of issuance, the exercise price for such option or warrant was less than the fair market value of the stock for which the option or warrant is exercisable, the holder of such option or warrant owns stock of Insmed or Celtrix, as the case may be, that will be exchanged for Holdings common stock in the Exchange or the Merger.

         24. If dissenter's rights are exercised with respect to any shares of Insmed stock, Insmed will pay or provide the funds for payment to, and Holdings will not directly or indirectly pay or provide the funds for payment to, any Insmed shareholder who exercises dissenter's rights.

         On the basis of the foregoing, and assuming that (a) the Exchange and the Merger will be consummated in accordance with the Agreement and (b) the facts and representations set forth herein and in the officers' certificates provided to us by Holdings, Insmed, and Celtrix are and will remain true and accurate, we are of the opinion that (under existing law) for federal income tax purposes:

         1. The Exchange will be a reorganization within the meaning of section 368(a)(1)(B) of the Code or will, in conjunction with the Merger and the transactions provided for in the Purchase Agreement, be part of a transaction described in section 351(a) of the Code.

         2. Holdings will not recognize any gain or loss on the issuance of Holdings common stock or the acquisition of Insmed stock in the Exchange.

         3. Insmed will not recognize any gain or loss on Holdings' acquisition of Insmed stock in exchange for shares of Holdings common stock in the Exchange.

         4. An Insmed shareholder will not recognize gain or loss on the exchange of shares of Insmed stock solely for shares of Holdings common stock (including any fractional share interest) in the Exchange.

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Insmed Pharmaceuticals, Inc.
March 22, 2000
Page 7

         5. The aggregate basis of the shares of Holdings common stock (including any fractional share interest) received by an Insmed shareholder in the Exchange will be the same as the shareholder's aggregate basis in the shares of Insmed stock exchanged therefor.

         6. The holding period for shares of Holdings common stock (including any fractional share interest) received by an Insmed shareholder in the Exchange will include the holding period for the shares of Insmed stock exchanged therefor, if such shares of Insmed stock are held as a capital asset on the effective date of the Exchange.

         7. Cash received by an Insmed shareholder in lieu of a fractional share of Holdings common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. Accordingly, an Insmed shareholder who receives cash in lieu of a fractional share of Holdings common stock will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share interest.

         We are also of the opinion that the material federal income tax consequences of the Exchange to Insmed shareholders are fairly summarized in the S-4 under the headings "Summary--Certain Federal Income Tax Consequences" and "The Reorganizations--Material Federal Income Tax Consequences."

         Except as set forth above, we express no opinion regarding any tax consequences of the Exchange. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent. We consent to the use of this opinion as an exhibit to the S-4 and to references to this firm in the S-4 under the aforementioned headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     /s/ Hunton & Williams